As filed with the Securities and Exchange Commission on _________________ , 2000

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                             RELOCATE 411.COM, INC.
                       (formerly Stateside Fundings, Inc.)
             (Exact Name of Registrant as Specified in its Charter)

                                 --------------

Delaware                                7372                     11-3462369

(State or Other Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
of Incorporation or            Classification Code Number)      Identification
Organization                                                    Number)

                                 --------------

                                  1 Penn Plaza
                            New York, New York 10119
                                 (212) 268-5132

(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                 Darrell Lerner
                      President and Chief Executive Officer
                             Relocate 411.com, Inc.
                                  1 Penn Plaza
                            New York, New York 10119
                                 (212) 268-5132

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------

                          Copies of Communications to:

                            Barbara R. Mittman, Esq.
                             Grushko & Mittman, P.C.
                          551 Fifth Avenue, Suite 1601
                            New York, New York 10176
                              Phone: (212) 697-9500
                               Fax: (212) 697-3575

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================

Title of each class of       Amount to be registered   Proposed maximum           Proposed maximum          Amount of registration
securities to be registered  (2)                       offering price per Share   aggregate offering        fee
                                                                                  price (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par     10,230,000                $1.00                      $10,230,000               $2,700.72
value per share
------------------------------------------------------------------------------------------------------------------------------------
                             10,230,000                $1.00                      $10,230,000               $2,700.72
TOTALS
====================================================================================================================================

     (1) Estimated in accordance with Rule 457(i) solely for the purpose of calculating the registration fee.

     (2) Includes Common Stock issuable upon exercise of certain warrants and options.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

         Prospectus Summary                                              4
         The Offering                                                    4
         Summary Financial Information                                   4
         Risk Factors                                                    5
         Use of Proceeds                                                 15
         Dividend Policy                                                 15
         Capitalization                                                  15
         Selected Financial Data                                         16
         Management's Discussion and Analysis of Financial
         Condition and Results of Operations                             16
         Business                                                        17
         Management                                                      27
         Director Compensation                                           27
         Executive Compensation                                          27
         Certain Transactions                                            30
         Principal and Selling Shareholders                              31
         Plan of Distribution                                            33
         Description of Capital Stock                                    35
         Legal Matters                                                   37
         Experts                                                         37
         Available Information                                           37

                            -------------------------

               No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Relocate 411.com, Inc. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such offering or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

               SUBJECT TO COMPLETION, DATED ______________________

                             RELOCATE 411.COM, INC.

                        10,230,000 Shares of Common Stock
                          (par value $.0001 per share)


     This Prospectus relates to an aggregate 10,230,000 shares of Common Stock, $.0001 par value per share of Relocate 411.com, Inc. which may be offered and sold from time to time, by the Selling Shareholders named in this Prospectus consisting of 5,115,000 shares of Common Stock and 5,115,000 shares of Common Stock issuable upon the exercise of Warrants issued to certain subscribers pursuant to Subscription Agreements dated January 26, 2000.

     Relocate 411.com, Inc. will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, Relocate 411.com, Inc. may receive up to $3,836,250 from the exercise of the Warrants.

     The Securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" beginning on page 5.

     See "Risk Factors" beginning on page 5.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Relocate 411.com, Inc. has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Shareholders. Relocate 411.com, Inc. has also agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any statement in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Laws of any such state.

              The date of this Prospectus is _______________, 2000

                             Relocate 411.com, Inc.

     Relocate 411.com, Inc. is an Internet-based real estate company which will provide a wide variety of information and tools for consumers, real estate industry, professionals, advertisers and providers of real estate related products and services.

     Relocate 411.com, Inc. was incorporated in Delaware on December 19, 1997. Its principal executive offices are located at 1 Penn Plaza, New York, New York 10119, and its telephone number is (212) 268-5132.

                                  The Offering

Common Stock offered by the Selling Shareholders.......... 10,230,000 shares (1)

Common Stock outstanding as of July 31, 2000.............. 12,675,000 shares

Use of Proceeds - Relocate 411.com, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, Relocate 411.com, Inc. may receive up to $3,836,250 from exercise of the Warrants.

(1) Includes: (i) 5,115,000 shares of Common Stock issued to Subscribers pursuant to the Subscription Agreements; and (ii) 5,115,000 shares of Common Stock reserved for issuance pursuant to Warrants.

                          Summary Financial Information


Balance Sheet Data:                                             7/31/2000                 5/31/2000
                                                                ---------                 ---------
Total Assets                                                    $2,312,760                $2,347,898
Total Liabilities                                                1,153,546                 1,129,851
Total Stockholders' Equity                                       1,159,160                 1,218,047

Statement of Operations:
Revenues                                                          -0-                         -0-
Expenses                                                           229,781                   159,073
Income (loss) from operations                                     (229,781)                 (159,073)
Net Income (loss)                                                 (196,359)                 (137,473)
Income (loss) per share                                              (0.01)
Shares used in computing net income (loss) per share            10,186,885

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Relocate 411.com, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Relocate 411.com, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

           Risk Factors Related to Relocate 411.com, Inc.'s Operations

We Have Only Had Losses During Our Limited Operating History

     We have had no revenues, only losses and we may never make a profit. We cannot predict for how long we will be able to remain in business. See Report of Independent Auditors and Note 7 of Notes to Financial Statements.

We must obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners.

     Our success will depend in large part on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings will have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our web site could become less attractive to other real estate industry participants or consumers.

We must dedicate significant resources to market our advertising products and services to real estate professionals.

     Because the annual fee for our services sold to real estate professionals will be relatively low, we will depend on obtaining sales from a large number of these customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force will target real estate professionals who are widely distributed across the United States. This hopefully, will result in relatively high fixed costs which will be associated with our sales activities.

We will depend on a third party to sell banner and sponsorship advertising on some of our web sites.

     To date, we have not developed an internal direct sales force to sell banner and sponsorship advertising on our web site. If we are required to develop a large advertising sales force, our overhead would increase significantly. Therefore, we cannot estimate the amount or the timing of any advertising or other payments we may receive.

We will depend on distribution agreements with a number of Internet portals to generate traffic on our web site.

     We believe that a significant portion of our consumer traffic will come from the following Internet portal sites: America Online, @Home, Excite, Go Network/Infoseek, Lycos and Teltran International Ltd. We intend to pursue additional distribution relationships in the future although we may not succeed in these efforts. To secure both exclusive and non-exclusive distribution relationships, we will have to pay significant fees. However, we may not experience sustained increases in user traffic from these distribution relationships.

     There is intense competition for placement on Internet portals. Our distribution agreements will have terms ranging from one to four years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

Our web site may not achieve the brand awareness necessary to succeed.

     In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have an adverse impact on our revenues.

The market for web-based advertising products and services relating to real estate is intensely competitive.

     The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

We must attract and retain personnel while competition for personnel in our industry is intense.

     We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

We need to continue to develop our content and our product and service offerings.

     To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our web site. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our web site could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies, or in order to do so, we may incur substantial expenses.

We rely on intellectual property and proprietary rights.

     We regard substantial elements of our web site and underlying technology as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations. Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. The Relocate411.com web site address, or domain name are important to our business. If we were to lose the Relocate411.com domain name, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity. Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

We may not be able to protect the web site addresses that are important to our business.

     Our web site address, or domain name are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org."

It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, or that otherwise decrease the value of our intellectual property.

We could be subject to litigation with respect to our intellectual property rights.

     Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. We could incur substantial costs to defend against these or any other claims or litigation. If a claim were successful, we could be required to obtain a license from the holder of the intellectual property or redesign our advertising products and services.

                  Risk Factors Related to Real Estate Industry

Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

     The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our web site and our advertising products and services. In addition, reduced traffic on our web site would likely cause our advertising revenues to decline, which would materially and adversely affect our business. We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

We may particularly be affected by general economic conditions.

     Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

     o    perceived and actual economic conditions;

     o    interest rates;

     o    taxation policies;

     o    availability of credit;

     o    employment levels; and

     o    wage and salary levels.

     In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

We have risks associated with changing legislation in the real estate industry.

     Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. To date, we have not spent any resources on lobbying or related government issues. Any need to spend resources on our lobbying or related activities could substantially increase our operating costs.

                    Risk Factors Related to Internet Industry

We will depend on increased use of the Internet to expand our real estate related advertising products and services.

     If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information. In addition to selling advertising products and services to real estate professionals, we will depend on selling other types of advertisements on our web site. Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our web site will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our web site and our ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry including real estate professionals have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

Government regulations and legal uncertainties could affect the growth of the Internet.

     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business. Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

Taxation of Internet transactions could slow the use of the Internet.

     The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

We will depend on continued improvements to our computer network and the infrastructure of the Internet.

     Any failure of our computer systems that causes interruption or slower response time of our web site or services could result in a smaller number of users of our web site. If sustained or repeated, these performance issues could reduce the attractiveness of our web site to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

     The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

Our internal network infrastructure could be disrupted.

     Our operations will depend upon our ability to maintain and protect our computer systems. Therefore, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we will maintain insurance against fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case.

     Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. A hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

We could face liability for information on our web sites and for products and services sold over the Internet.

     We will provide third-party content on our web site, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

     We will enter into agreements with other companies under which we will share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our web site. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

     Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

We are uncertain of our ability to obtain additional financing for our future capital needs.

We may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. We may also need to raise funds in the future to meet our working capital needs. Additional financing may not be available on terms favorable to us, or at all.


                            Risks Related to Offering

Control by Existing Shareholders May Effect All Decisions Requiring Shareholder Approval.

     Relocate 411.com, Inc.'s present directors and executive officers will own approximately 37.22% of the outstanding Common Stock of Relocate 411.com, Inc. after the issuance of the 10,230,000 common shares described hereinafter. As a result, these shareholders, if they act as a group, will be able to significantly influence the outcome of all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

Shares Eligible For Future Sale May Have Adverse Effect on Trading Market.

     A substantial number of shares of Common Stock currently outstanding, or issuable upon exercise of outstanding stock options and warrants, are or will become eligible for future sale in the public market at prescribed times pursuant to applicable regulations or registration rights held by certain security holders. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be excaserbated if we issue Common Stock in exchange for equipment and services.

Stock Option Plan May Dilute Shareholders.

     The shareholders and Board of Directors of Relocate 411.com, Inc. adopted a 2000 Stock Option Plan with reference to 5,100,000 common shares. The issuance of the 5,100,000 shares pursuant to the 2000 Stock Option Plan may be further dilutive to shareholders.

Office Rent May Increase.

     We are currently leasing approximately 1,000 square feet for our executive offices at 1 Penn Plaza, New York, New York, for $2,000 per month pursuant to a Sublease Agreement. The term of the Sublease Agreement is one year beginning January 1, 2000 through December 31, 2000 and renewable annually at Relocate's option for up to ten years. In the future, we may have to rent other space at a higher cost.

No Dividends Have Been Paid.

     No dividends have been paid on any of our Common Stock and we do not expect to pay any dividends in the foreseeable future.

Our Directors Have Certain Conflicts of Interest, Are Involved in Other Projects and Therefore Have a Limited Amount of Time to Devote to Relocate 411.com, Inc.

     Darrell Lerner, our President and Director, serves as director and as the President, of Fantasy Sports Net, Inc., a New York corporation. Byron Lerner, our Vice-President and Director, serves as director and President, of Teltran International Group, Inc., provider of the internet portal to Relocate 411.com, Inc. He may make decisions about the portal that are favorable to Teltran International Group, Inc., but are not favorable to Relocate 411.com, Inc. These other projects may affect their ability to devote sufficient time to their duties.

Our Directors Have Limited Liability.

     Under our Certificate of Incorporation, the directors cannot be held liable to Relocate 411.com, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We May Not Be Able to Obtain a Trading Market for Your Shares.

     Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board or the NASDAQ SmallCap Market, after we obtain a listing, if ever. Because we may not be able to obtain or maintain a listing on the NASDAQ SmallCap or the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Relocate 411.com, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

We May Be Unable to Sell Stock in Some States Due to Blue Sky Regulations.

     In order for our Common Stock to be resold, it must be registered with the individual states. We cannot be assured that any or all stock registrations in various states will be approved.

If a registration is not approved, it will be more difficult for you to sell your stock. Presently, we intend to file a blue sky application only in New York State.

We May Not Be Able to Obtain Future Equity Financing.

     Subsequent to the completion of this offering, the Company requires substantial additional capital to implement our expansion plan and to support future growth. We cannot be assured that additional capital will be available or that, if available, such capital will be on satisfactory terms.

Broker-Dealers May Be Unable to Sell Our Stock.

     If our Common Stock is not listed on the NASDAQ SmallCap Market and/or any stock exchange, it may become subject to rules that impose sales practice requirements on broker-dealers. Consequently, the rule may affect the ability of broker-dealers to sell your stock.

                                 USE OF PROCEEDS

     The net proceeds to Relocate 411.com, Inc. from the sale of Shares pursuant to the subscription agreements is estimated to be $1,542,000. The following represents Relocate 411.com, Inc.'s best estimate as to how the proceeds will be expended. Relocate 411.com, Inc. reserves the right to redirect any portion of the funds either amongst the items referred to below or to such other projects of Relocate 411.com, Inc. as management considers being in the best interest of Relocate 411.com, Inc. Relocate 411.com, Inc. anticipates that the net proceeds of the offering will be utilized as follows:


Description of Use                                 Amount           Percent
------------------                                 ------           -------

Equipment                                         $100,000          6.45%
Construction of Web Site                           400,000         25.80%
Marketing and Advertising                          500,000         32.35%
Working Capital                                    300,000         19.35%
Salaries                                           142,000          9.16%
General and Administrative                         100,000          6.45%

     The net proceeds will fund the capital expenditures required through September, 2001.

                                 DIVIDEND POLICY

     Relocate 411.com, Inc. has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Relocate 411.com, Inc. currently intends to retain future earnings, if any, to fund the development and growth of its business.


                                 CAPITALIZATION

     The following table sets forth the capitalization of Relocate 411.com, Inc. as of July 31, 2000. This section should be read in conjunction with Relocate 411.com, Inc.'s Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Long Term Indebtedness...........................................    $    -0-
                                                                     -----------
     Common Stock, $.0001 par value; 50,000,000 shares,
     authorized; 12,675,000 shares issued and outstanding........    $    1,268
     Additional paid-in-capital..................................     1,355,555
     Deficit.....................................................      (197,663)
     Total Stockholders' equity..................................     1,159,160

                             SELECTED FINANCIAL DATA

     The following selected financial data is derived from Relocate 411.com, Inc.'s audited financial statements, which statements have been audited by Liebman Goldberg & Drogin LLP, independent certified public accountants, and appear elsewhere in this Prospectus. The results of operations for the period ended July 31, 2000 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Relocate 411.com, Inc.'s Financial Statements and Notes thereto included elsewhere in this Prospectus.


Balance Sheet Data:                                            7/31/2000                 5/31/2000
                                                               ---------                 ---------
Total Assets                                                   $2,312,760                $2,347,898
Total Liabilities                                               1,153,546                 1,129,851
Total Stockholders' Equity                                      1,159,160                 1,218,047

Statement of Operations:
Revenues                                                          -0-                         -0-
Expenses                                                         229,781                   159,073
Income (loss) from operations                                   (229,781)                 (159,073)
Net Income (loss)                                               (196,359)                 (137,473)
Income (loss) per share                                            (0.01)
Shares used in computing net income (loss) per share          10,186,885


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. Relocate 411.com, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion also should be read in conjunction with Relocate 411.com, Inc.'s Financial Statements and notes thereto included elsewhere in this Prospectus.

Results of Operations - Inception (December 19, 1997) through July 31, 2000

     Relocate 411.com, Inc. is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

Plan of Operation

     We anticipate that we will be able to satisfy our cash requirements through September,

2001 and then we will have to raise additional funds. We plan on hiring one additional person.

Revenues/Expenses

     Relocate 411.com, Inc. has not produced any revenues. As of July 31, 2000, total expenses are $229,781. Cash and cash equivalents as of July 31, 2000 is $1,153,185.


                                    BUSINESS

Overview

Industry Background

The Real Estate Industry

     The real estate industry accounts for approximately 15% of the gross domestic product of the United States and is therefore one of the largest sectors of the economy. The real estate industry is commonly divided into the residential and commercial sectors. The residential sector includes the purchase, sale, rental, remodeling and new construction of homes and represents approximately $1 trillion per year. The commercial sector includes the lease, resale, and new construction of property for businesses and represents approximately $300 billion per year.

The Residential Real Estate Market

     Buying a home is the largest financial decision, and represents one of the most difficult and complex processes, most consumers will ever undertake. The process of finding a home begins a lifelong cycle which most consumers will move through once every seven to eleven years. This cycle tracks major life events such as employment, marriage, children and retirement.

     A significant portion of the United States economy has evolved around helping consumers as they navigate through this home and real estate cycle. An enormous network of support services and products exists to assist consumers in finding a property, building a property, renting or buying a property, moving, owning a property and selling a property.

     Find a Property. The following real estate professionals and organizations assist consumers in finding a property:

     Real Estate Agents. Real estate agents are independent contractors that are licensed to negotiate and transact the sale of real estate on behalf of prospective buyers and sellers. There are over 1.0 million real estate agents in the United States. Consumers spend in excess of $30 billion annually for assistance with the finding, buying and selling of residential property.

     Real Estate Brokers. Real estate brokers are paid a commission to bring buyers and sellers together and assist in negotiating contracts. Real estate brokers often have their own independent offices and may employ other licensed real estate agents. There are over 100,000 real estate brokers in the United States.

     Residential Franchisers. There are six major residential franchisers in the United States: Century 21, Coldwell Banker and ERA, which collectively comprise the Cendant franchise; RE/MAX; Prudential; and Better Homes & Gardens. These franchisers together represent thousands of independently owned and operated real estate offices and hundreds of thousands of real estate professionals in the United States.

     Multiple Listing Services. MLSs operate proprietary networks that provide real estate professionals with listings of properties for sale, and are regulated by a governing body of local brokers and/or agents.

     There are approximately 800 MLSs nationwide that aggregate local property listings by geographic location. We estimate that, as of June 30, 2000, MLSs provided approximately 1.47 million resale home listings nationwide.

     National Association of Realtors. The NAR is the largest trade association in the United States that represents real estate professionals. The NAR consists of residential and commercial realtors, including brokers, agents, property managers, appraisers, counselors and others engaged in all aspects of the real estate industry. The NAR has approximately 720,000 members.

     Build a Property. In addition to the real estate professionals and organizations involved in finding a home, the new home market is also served by a large group of dedicated professionals including:

     o Home Builders. New homes are built primarily by a limited number of national home builders and a much larger number of local volume and custom builders. In 1999, home builders built over 800,000 homes, generating over $160 billion in sales.

     o National Association of Home Builders. The NAHB is the second largest real estate trade association in the United States. As of December 31, 1999, the NAHB's members include approximately 197,000 firms. Approximately one-third of the NAHB's members are home builders and/or remodelers, and the remainder work in closely related fields within the residential real estate industry, such as mortgage, finance, building products, and building services including subcontractors.

     Rent a Property. Today, over 30 million households in the United States reside in rental housing. In addition to real estate agents and brokers who assist in the leasing of residential rental units, professionals serving this segment of the market include the following:

     o Property Owners. Property owners include owners of individual apartment units, multi-family apartment complexes, individual single family rental homes or other residential rental properties. Property owners may lease and operate their rental properties
          themselves  or  outsource   those   functions  to  other  real  estate
          professionals, such as property managers. The residential rental ownership market is highly fragmented, with the 50 largest owners of multi-family apartment complexes owning approximately 10% of all apartment rental units in the United States.

     o Property Managers. Property managers are typically responsible for leasing available rental units, collecting rents, and maintaining the property. Property managers typically manage a number of apartment complexes, and will employ third party leasing agents to assist them with the leasing function. The property manager market is also highly fragmented, with the 50 largest property managers, many of whom also own their properties, managing approximately 10% of all apartment rental units in the United States.

     Buy and Sell a Property. Because of the complexity and size of the purchase or sale transaction, consumers buying or selling a home typically rely upon a series of professionals, including real estate agents and ancillary service providers, such as mortgage brokers, title agents, escrow agents, attorneys, inspectors and appraisers. These professionals and ancillary service providers offer products and services, such as mortgages, title insurance, credit reports, appraisals and inspections, that generated in excess of $49 billion in transactional fees in 1999.

     Move. Every time consumers buy, sell or rent a home, they need assistance with various relocation related services, such as insurance and moving supplies and services. We estimate that consumers spend over $100 billion each year for home and apartment moves including moving services and related product purchases. In addition, real estate transactions often lead to significant lifestyle changes for consumers, including changing neighborhoods, schools, shopping malls, banks, grocers, cleaners and other retail relationships. As a result, consumers need information about the wide range of available product and service alternatives relating to all aspects of their relocation.

     Maintain a Property. Ownership represents the longest portion of the home and real estate life cycle. Homeowners purchase a large number of household and home related products including furniture, appliances, hardware and supplies. During this phase of the home and real estate life cycle, homeowners also require a number of ancillary services, relating to such activities as home maintenance and repairs, refinancing, remodeling and landscaping. As a result, homeowners are continuously seeking sources of information to assist them in locating providers of these products and services.

Challenges in the Real Estate Market

     Every participant in the home and real estate life cycle faces a unique set of challenges:

     Home Buyers. In order to dispel the fear of purchasing the wrong home or paying too much for a home, consumers must be assured that they have considered all available options. Therefore, home buyers require an extensive amount of information and several decision tools to help bolster confidence during the home buying process. To make an informed decision, consumers need access to a comprehensive listing of homes for sale and require information about specific neighborhoods and listed prices of comparable homes for sale in a given geographic location.

     Once a home has been selected, consumers must consider a broad range of related services, including mortgage, title, escrow, insurance, moving and relocation services as well as remodeling alternatives. As a result, consumers are continually searching for additional information and resources to assist them in every aspect of the real estate transaction and need a comprehensive, convenient and integrated source of information that assists them in each step of the process.

     Real Estate Agents and Brokers. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions. Due to its size and complexity, it is not uncommon for the real estate transaction to take several months to complete. As a result, the job of real estate agents and brokers is complicated by a variety of factors. Therefore real estate agents and brokers are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. In addition, they seek greater efficiency in disseminating information to their prospective clients and are looking for tools that can help them streamline their current practices.

     Home Builders. Home building and real estate professionals who focus on new homes and new home developments also depend on attracting and retaining customers in order to sell new properties in a timely manner. However, home builders have not developed an infrastructure similar to an MLS to aggregate, update and share data regarding available inventory. Nor do they have the infrastructure to communicate this information to potential buyers. As a result, home building and real estate professionals continue to seek new ways to market their products and services and inform prospective home buyers of the availability of new properties.

     Renters, Property Managers and Owners. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. Because of the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates. We estimate that approximately $1.8 billion was spent in 1999 to market apartments and rental homes. The rental market has not developed a central repository for comprehensive listings accessable by potential renters nationwide and property managers and owners are continuously seeking to market their available units in a cost-effective manner.

     Ancillary Service Providers. Consumers require a variety of products and services throughout the home and real estate life cycle. The real estate transaction provides service providers and retailers the opportunity to target consumers at a time when they are shifting their buying patterns. Providers and retailers of these products or services need an effective mechanism to reach consumers who are most interested in their offerings. Ideally, these providers of products and services would have a centralized location where they could advertise their offerings to a target group of consumers who are engaged in the real estate process.

The Internet and Real Estate

     The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. Because of its size, fragmented nature and reliance on the exchange of information, the real estate industry is particularly well suited to benefit from the Internet. The real estate industry currently spends $3.5 billion a year on advertising and print media. Traditional sources of advertising and print media, including classifieds and other off-line sources, are not interactive and are limited by incomplete and inaccurate data that is local in scope and is typically disseminated on a weekly basis. These traditional sources also lack content that can be searched based on specified terms, a centralized database of information and the ability to conduct two-way communications. The Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

     We plan on pioneering the use of the Internet to bring the real estate industry online and to enable real estate industry participants to benefit from the Internet.

Our Strategy

     Our objective is to provide people who are unfamiliar with a new city with the resources they need to make an informal decision on where exactly they want to move to. The key elements of our strategy will include connecting consumers and professional service providers by increasing the content and relevant data available on our web site.

     Increase Usage of Our Web Site. We will seek to increase the number of people using our web site as well as the amount of time they will spend there. We plan to develop distribution arrangements with Internet portals. We intend to pursue distribution relationships with high traffic web sites and web sites offering real estate related services. We also expect to increase our marketing efforts in traditional media, such as newspaper advertisements, radio and television promotions. We also intend to add features and content to our web site designed to encourage users to spend more time on our web site.

     Industry Professionals. We plan on developing relationships with key real estate industry participants, such as the NAR, the NAHB, MLSs, brokers and builders in order to provide us with a distinct competitive advantage. These relationships will provide us with opportunities to market our services to their members. These relationships also allow us to provide consumers with comprehensive information and resources related to all aspects of the home and real estate life cycle, such as real estate listings and neighborhood information, directories of REALTORS and real estate news. We plan to pursue additional or broader listing and marketing relationships with key industry participants.

     Develop and Extend Our Brand Recognition. As more consumers and real estate professionals utilize the Internet for their real estate needs, we believe that brand awareness will provide us with a significant competitive advantage. We plan to expand our marketing efforts with advertising campaigns in traditional media as well as on the Internet in order to build greater recognition for our web site.

     Incorporate Emerging Internet Technologies. We believe the evolution of the Internet will provide us with the opportunity to move more real estate related information and activities onto the Internet.

Products and Services

     Our site will enable potential home buyers to browse, free of charge, from our searchable database. We plan to have content arrangements with Multiple Listing Services across the United States to provide the listings. Our property listings will typically provide information that is significantly more detailed and timely than that included in alternative media channels, such as newspaper classified advertisements. A Multiple Listing Service operates proprietary networks that provide real estate professionals with listings of properties for sale and are regulated by a governing body of local brokers and/or agents. We will receive the balance of our listings from real estate brokers. We will also provide "for sale by owner" listings.

     We plan on providing decision support tools, such as mortgage calculators and finance worksheets, information concerning the home buying and selling process and features such as city profiles that aid users in evaluating the attributes of particular neighborhoods or geographic locations, including but not limited to school district ratings, neighborhood profiles, restaurant ratings, information on places of worship and local social events.

     Our Find a Home feature will allow potential home buyers to search our database of home listings. The user will select a geographic region or a specific MLS property identification number. The user can refine their home search by selecting neighborhood and home characteristics. Our search engine will return a list of homes ranked by their conformity to the users' search criteria. The search results will provide pictures of the homes, if available, descriptions of the properties, the name and contact information of the agent that represents the home seller and, for certain homes, virtual tours. For agents, the consumer's search results will also provide a direct link to their personalized web site displaying each property listed by the agent.

     Our Find a Realtor feature allows a user to contact a realtor to buy or sell a home in a given geographic area. The user can search for realtors who specialize in the cities or zip codes specified by the user. Users can also search by keyword and/or by office name or name of the realtor. We will provide a list of realtors meeting the search criteria, which includes a link to each realtor's home page, their office name, phone and fax numbers, their e-mail address and a brief description of their specialty.

     We intend to create a separate area of the site that will cater specifically to college students by compiling an extensive list of off-campus housing listings at major universities throughout the country. This particular area of the real estate market is one of constant turnover and large demand. Students move into new off-campus housing on a year to year basis and we feel we can fill the demand that exists among both the students seeking housing and the owners trying to rent their properties. Access to these listings will be free to site visitors and those who place the listings online will be charged a small listing fee. We anticipate advertising in college newspapers and publications as well as through word of mouth.

     Our Find a Neighborhood feature will enable users to locate desired neighborhoods by searching information such as quality of schools, crime rate, average home cost, and urban/rural profiles. Once a profile has been established, our search engine returns a map ranking geographic areas according to the user's criteria.

     Real Estate Agents. This search enables users desiring to find a realtor to assist them in their new home search in a specified geographic area. After entering search criteria, the results display a list of agents by real estate office. By clicking on the agent's name, users go to the selected agent's home page. Links to real estate office are also available. Properties listed on our web site will include large multi-family apartment complexes as well as smaller, single family homes.

     Multi-Family Apartment Complexes. We will offer property owners and managers of multi-family apartment complexes the opportunity to list basic rental information free of charge. Basic listing information is a text-based presentation of information which will summarize rental listings in a manner similar to that which might be found in a local listing publication. We will also offer enhanced features to owners and managers for a monthly subscription fee. These enhanced features can include:

     o color photos and detailed property and rental unit descriptions for all unit types, including monthly rental ranges;

     o premium placement of listings at the top of rental search results returned, as well as links to an owner's or manager's web page;

     o    maps and driving instructions to the property;

     o inquiries from renters inquiring about specific properties sent by electronic e-mail; and

     o    detailed monthly reports of web page and lead activity.

     Single Family Homes. Owners of individual units or small buildings listed with a realtor, and in some areas other real estate professionals, can list their available rental units with the individual unit listing service. The owner completes a form which contains up to 24 standard features about the unit and its amenities. The owner can also designate special amenities about the unit and have a photo of the unit posted for an additional fee.

     We plan on offering these services to real estate professionals on a subscription basis. We plan on selling Internet banner advertising and sponsorships on our web site to advertisers other than property owners and property managers, and plan to offer a fee-based consumer service. The consumer service allows consumers to receive access to less widely disseminated rental listings in markets where vacancies are very low, such as in New York City, San Francisco and Seattle.

     Property Listings. The property listings feature will provide access to commercial property listings by linking to a comprehensive collection of web sites containing commercial property listings. By providing access to a centralized resource for commercial property links, we will enable commercial real estate professionals to connect quickly and easily to web sites containing listings that were not previously accessible from a single source.

Real Estate Industry Relationships

     We plan on establishing relationships with a number of important participants in the real estate industry. These will include relationships with the NAR and the NAHB, our content relationships with brokers, homebuilders and MLSs and our marketing relationships with major real estate franchises.

Sales and Marketing

     An important element of our business strategy is to build brand recognition around our web site and our products and services.

Competition

     We believe that the principal competitive factors in attracting consumers to our web site will be:

     o the total number of listings and the number of listings for the consumer's specific geographic area of interest available on our web site;

     o the parties with which web site operators have listing, marketing or distribution relationships;

     o the quality and comprehensiveness of general real estate related, particularly home-buying, information available on our web site;

     o the availability and quality of other real estate related products and services available through our web site; and

     o    the ease of use of our web site.

     We  believe  that  the   principal   competitive   factors  in   attracting
advertisers, content providers and real estate professionals to our web site will be:

     o    the number of visitors to our web site;

     o the average length of time these visitors spend viewing pages on our web site;

     o our relationships with, and support for our services by, the NAR and the NAHB; and

     o our relationships and national contracts with the major home builders and rental property owners and managers in the United States.

     Our main existing and potential competitors for home buyers, sellers and renters and related content include:

     o web sites offering real estate listings together with other related services, such as Apartments.com, CyberHomes, HomeHunter.com, HomeSeekers, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

     o web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

     o general purpose consumer web sites, such as AltaVista and Yahoo^ that also offer real estate-related content; and

     o    traditional print media such as newspapers and magazines.

     Our main existing and potential competitors for advertisements may include:

     o general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo;

     o general purpose online services that may compete for advertising dollars;

     o    online ventures of traditional media, such as Classified Ventures; and

     o    traditional media such as newspapers, magazines and television.

     The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we plan to have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

Operations

     We will maintain our computer system at our corporate headquarters. Our operations are dependent upon our ability to protect our systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control. We will maintain access to the Internet through third-party providers. Any disruption in our Internet access, failure of our third party providers to handle higher volumes of users or damage or failure that causes system disruptions or other significant interruptions in our operations could have an adverse effect on our business.

Facilities

     We currently lease approximately 1,000 square feet for our executive offices at 1 Penn Plaza, New York, New York, for $2,000 per month pursuant to a Sublease Agreement whose term is one year beginning January 1, 2000 through December 31, 2000, and renewable at Relocate's option for up to ten (10) years, from Teltran International, Inc. Byron Lerner, Vice-President and Director of Relocate 411.com, Inc. is also the president of Teltran International, Inc. We believe that the terms of such leasing arrangement are no less favorable than those that we could have obtained from an independent third party.

Legal Proceedings

     We are not currently nor have ever been a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of Relocate 411.com, Inc. are as follows:

         Name                    Age             Position
         ----                    ---             --------

Darrell Lerner                   26              President, Chief Executive
                                                 Officer, Treasurer and Director

Byron R. Lerner                  56              Vice-President, Secretary and
                                                 Director

     Darrell Lerner (age 26) has been Relocate 411.com, Inc.'s President and Director since its inception. From April, 1998 to the present, Mr. Lerner has been the president and director of Fantasy Sports Net, Inc., an internet company which provides interactive fantasy sports games and sports related information. Mr. Lerner is a Cum Laude graduate of Hofstra University and a agraduate of Hofstra Law School. Mr. Lerner has a degree in business administration/finance and extensive experience in tele-communications and journalism.

     Byron R. Lerner (age 56) has been Relocate 411.com, Inc.'s Vice-President and Director since its inception. From June, 1997 to the present, Mr. Lerner has been the president and chief executive officer of Teltran International, a public company on the NASDAQ Bulletin Board. From April, 1998 to the present, Mr. Lerner has been the vice-president, secretary and director of Fantasy Sports Net, Inc., an internet company which provides interactive fantasy sports games and sports related information. Between 1993 and 1995, Mr. Lerner was president of International of GlobalCom, a firm he founded which engaged in the resale of domestic and international long distance phone time. From 1990 to 1993, Mr. Lerner was president of L&S Communications, a reseller of domestic and international long distance telephone time. Mr. Lerner brings over twenty-five years of sales and general management experience to Relocate 411.com, Inc.

Director Compensation

     We  reimburse  our  directors  for   out-of-pocket   expenses  incurred  in
connection with their rendering of services as directors. We currently do not intend to pay cash fees to our directors for attendance at meetings.

Executive Compensation

     The following table sets forth compensation earned by our Chief Executive Officer and our other executive officers (the "Named Executive Officers") to date:

Name                       Principal Position                 Year       Salary
----                       ------------------                 ----       ------

Darrell Lerner             President, Chief Executive         2000       $52,000
                           Officer, Treasurer and
                           Director

Byron R. Lerner            Vice-President, Secretary          2000       $52,000
                           and Director

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of stockholders and until their successors are chosen and qualified.

2000 Stock Option Plan

     Effective January, 2000, Relocate 411.com, Inc.'s shareholders approved the Stock Plan. The purpose of the 2000 Stock Plan is to promote the interests of the Company and its stockholders by providing its officers and employees with an incentive to continue service with the Company. Accordingly, the Company may grant to selected officers and employees Stock Options and/or Stock Appreciation Rights in an effort to attract and retain in its employ qualified individuals and to provide such individuals with incentives to devote their best efforts to the Company through ownership of the Company's stock, thus enhancing the value of the Company for the benefit of stockholders.

     Relocate 411.com, Inc.'s 2000 Stock Option Plan was adopted by the Board of Directors in January, 2000. The 2000 Plan provides for the grant of "incentive stock options," within the meaning of the Internal Revenue Code, to employees and officers of Relocate 411.com, Inc., and non-qualified stock options to employees, consultants, directors and officers of Relocate 411.com, Inc. Up to 5,100,000 shares of Common Stock are authorized for issuance under the 2000 Plan. As of July 31, 2000, no stock options have been exercised.

     The Stock Plan is administered by the Board of Directors. The Board of Directors has authority to determine when and to whom to make grants of awards, the number of shares to be covered by the grants, the types and terms of options and other stock-related awards granted and the exercise price of options and stock appreciation rights, provided that the exercise price of an option and the appreciation base of a stock appreciation right may not be less than the fair market value of the shares of the Common Stock on the date of grant, except that, in the case of an incentive stock option granted to an individual who, at the time such incentive stock option is granted, owns shares possessing 10% or more of the total combined voting power of all classes of stock of Relocate 411.com, Inc., the option exercise price may not be less than 110% of such fair market value on the date of grant.

Employees and Employment Agreement

     Our business will be managed by Darrell Lerner, who shall serve as our President, Chairman of the Board of Directors, Chief Executive Officer and Treasurer, Byron R. Lerner, who shall serve as our Vice-President and Secretary, and Barry Manko, who is employed as Vice-President of Marketing and Development. We do not maintain key man life insurance covering any of our personnel. In January, 2000, we entered into employment agreements with Darrell Lerner, Byron
R. Lerner, and Barry Manko, for annual salaries of $52,000, $52,000, and $67,000, respectively, subject to increases whether or not we have revenues. We also intend to grant bonuses based on profits to senior management and other employees, if any.

     Our future success depends in large part upon our ability to attract and retain highly qualified employees. Competition for such personnel is intense, and we cannot assure that we will be able to retain our senior management or other key employees or that we will be able to attract and retain additional qualified personnel in the future.

Limitation of Liability of Directors and Officers

     As permitted by the Business Corporation Law of the State of New York, our Articles of Incorporation provide that directors and officers of Relocate
411.com, Inc. will not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for breach of a director's or officer's duty of loyalty to us or our shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for acts relating to unlawful distributions or for any transaction from which the director or officer derived an improper personal benefit. Our Articles of Incorporation also provide, subject to certain exceptions, that we shall, to the maximum extent permitted from time to time under the law of the State of New York, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. Our bylaws require us to indemnify, to the full extent permitted by law, any director, officer, employee or agent of Relocate 411.com, Inc. for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of Relocate 411.com, Inc. for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our shareholders. However, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                              CERTAIN TRANSACTIONS

     On January 26, 2000, we entered into subscription agreements with each of the Subscribers. Pursuant to the Agreements, Relocate 411.com, Inc. was entitled to aggregate proceeds of up to $1,550,000 in the Private Placement. The Agreements provide for the issuance by Relocate 411.com, Inc. of 5,115,000 shares of Common Stock and 5,115,000 Warrants for $1,550,000. The Warrants are exercisable for $.75 per share until January 26, 2003.

     In July, 2000, Relocate 411.com, Inc. issued to Barbara R. Mittman, 60,000 shares of Common Stock for legal services.

     If Relocate 411.com, Inc. seeks to sell shares of its Common Stock to prospective investors for 240 days after the effective date of a registration statement covering the Securities, Relocate 411.com, Inc. must give the Subscribers (i) prior written notice of such sale and (ii) an opportunity to purchase an amount of Common Stock to maintain their respective proportionate interests in Relocate 411.com, Inc. The Right of First Refusal must be on the same terms and conditions offered to the prospective investors.

     Although we have no present intention to do so, we may, in the future, enter into other transactions and agreements relating to our business with our directors, officers, principal stockholders and other affiliates. Relocate 411.com, Inc. intends for all such transactions and agreements to be on terms no less favorable to Relocate 411.com, Inc. than those obtainable from unaffiliated third parties on an arm's-length basis. In addition, the approval of a majority of Relocate 411.com, Inc.'s disinterested directors will be required for any such transactions or agreements.

     Contemporaneously with the closing of the subscriptions, we entered into a Plan and Agreement of Merger with Relocate 411.com, Inc., a New York corporation. We acquired all of the issued and outstanding stock of Relocate in exchange for 6,600,000 shares of the 12,615,000 shares issued and outstanding of Stateside Fundings, Inc. Stateside Fundings, Inc. acquired all of the assets and liabilities of Relocate.

     Under the terms of the Merger Agreement, each share of Relocate common stock converted into one hundred thousand (100,000) shares of Stateside common stock representing approximately 54.32% of the shares outstanding upon completion of the Merger.

     On January 27, 2000, we (the surviving entity) filed a Certificate of Amendment to our Articles of Incorporation changing our name to Relocate 411.com, Inc.

     On the effective date of the Merger, Nachum Blumenfrucht, the sole officer and director of Stateside resigned from the Board of Directors and a new Board of Directors was appointed. The new Board of Directors consists of Darrell Lerner, President, Chief Executive Officer, and

Treasurer, and Byron R. Lerner, Vice-President and Secretary.

     As of the effective date of the Merger, we had an aggregate of 12,615,000 shares issued and outstanding. As a result of the Merger, our largest shareholders are Darrell Lerner, our President, Chief Executive Officer, and Treasurer, Byron R. Lerner, our Vice-President and Secretary, and Barry Manko, our Vice-President of Business Development, each owning 17.44% of the issued and outstanding common stock.

     The Merger was approved by the Board of Directors of Stateside and Relocate and by written consent of all of the shareholders of Stateside and Relocate entitled to vote. Stateside redeemed 4,100,000 shares of common stock from Nachum Blumenfrucht, Stateside's sole officer, director and principal shareholder for $150,000.

     On May 25, 2000, Relocate loaned $1,117,602 to Teltran International Group, Ltd. Teltran is a publicly held company presently trading on the NASD OTC Bulletin Board, and some of its stockholders and officers own approximately 42% of relocate. The loan matures November 25, 2000 with interest at 9-1/2% annually and is secured by a promissory note. The note has been secured by 600,000 shares each of common stock of Teltran and Antra Holdings Group, Inc. Antra is also a publicly held company traded on the NASD OTC Bulletin Board. Teltran owns the Antra shares which were acquired in April, 1999 when each company originally exchanged 2,000,000 shares of their common stock. Additionally, Teltran pledged its one share of Teltran Web Factory, Ltd., a wholly owned foreign subsidiary of Teltran.

     Teltran also issued to Relocate 250,000 warrants exercisable from May 25, 2000 to May 24, 2005 to purchase Teltran common stock at a price of $1.10 per share.


                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of July 31, 2000, certain transactions with respect to the beneficial ownership of Relocate 411.com, Inc.'s Common Stock by:

     (a) each person who beneficially owns more than five percent of Relocate 411.com, Inc.'s outstanding Common Stock;

     (b)  each director of Relocate 411.com, Inc.;

     (c)  each of the  executive  officers  named  in the  Summary  Compensation
          Table;

     (d) all directors and executive officers of Relocate 411.com, Inc. as a group; and

     (e)  each Selling Shareholder.


===================================== ======================= ======================= ======================= ======================

Identity of Stockholder or Group      Shares Beneficially     Percent of Shares       Shares Offered (2)      Shares Beneficially
                                      Owned (Before the       Outstanding (Before                             Owned (After the
                                      Offering)               the Offering)(1)                                Offering) (3)
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Darrell Lerner                        2,200,000                                        -0-                    -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Byron R. Lerner                       2,200,000                                        -0-                    -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Barry Manko                           2,200,000                                        -0-                    -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Austost Anstalt Schaan                1,500,000                                       3,000,000               -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Balmore Funds, S.A.                   1,500,000                                       3,000,000               -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Amro International, S.A.              791,250                                         1,582,5000              -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
ICT N.V.                              150,000                                         300,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Leval Trading, Inc.                   450,000                                         900,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Nesher, Ltd.                          150,000                                         300,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Talbiya B. Investments Ltd.           166,500                                         333,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Libra Finance S.A.                    198,000                                         396,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
J. Hayut                              139,500                                         279,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Hyett Capital Ltd.                    69,750                                          139,500                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
James Tubbs                           900,000                                         900,000                 -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
Barbara R. Mittman                    60,000                                          60,000                  -0-
------------------------------------- ----------------------- ----------------------- ----------------------- ----------------------
All Officer and Directors as a        6,600,000                                        -0-                    -0-
Group (3 persons)
===================================== ======================= ======================= ======================= ======================

-------------------------------------------

(1) Represents those shares of Common Stock held by the current shareholders, together with those shares that such shareholders have the right to acquire within 60 days from the date of this Prospectus.

(2) Assumes all of the Shares being offered will be sold.

(3) Because the Selling Shareholders may sell all, some or none of the Shares that he, she or it holds, and because the offering contemplated by this Prospectus is not now a "firm commitment" underwritten offering, the actual number of Shares that will be held by the Selling Shareholders upon or prior to termination of this offering may vary. See "Plan of Distribution."

Relationship of Selling Shareholders with Relocate 411.com, Inc.

     None of the Selling Shareholders currently has, or within the past three years has had, any position, office, or other material relationship with Relocate 411.com, Inc. or any predecessor or affiliate of Relocate 411.com, Inc.

     There can be no assurance that any of the Selling Shareholders will offer for sale any or all of the Common Stock offered by them pursuant to this Prospectus.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of Relocate 411.com, Inc. in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares offered hereby in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated market prices, only if the securities are trading on over-the-counter market or on the NASDAQ National Market. The Shares may be sold by one or more of the following means of distribution:

     (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     (b)  purchases  by  a  broker-dealer   as  principal  and  resale  by  such
broker-dealer for its own account pursuant to this Prospectus;

     (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (e) in privately negotiated transactions.

     In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The

Selling Shareholders may also sell the Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus. The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they act as agent or to whom they sell Shares as principal or both which compensation to a particular broker-dealer might be in excess of customary commissions. Under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities, and any profit on the sale of the Shares by them and any commissions, discounts or concessions received by any such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     Relocate 411.com, Inc. has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Shareholders. In addition, Relocate 411.com, Inc. has agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares must be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

     Relocate 411.com, Inc. has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to their sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. Relocate 411.com, Inc. has also informed the Selling Shareholders of the need for delivery of a copy of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby, and Relocate 411.com, Inc. will make copies of this Prospectus available to the Selling Shareholders for such purpose. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder. Relocate 411.com, Inc. has agreed with certain of the Selling Shareholders to use its best efforts to maintain the effectiveness of the Registration Statement of which this Prospectus is a part for a period of not less than two years following the effective date of the registration statement. No sales may be made pursuant to this Prospectus after such date unless Relocate 411.com, Inc. amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

     As of July 31, 2000, there were 12,675,000 shares of Common Stock outstanding and held of record by approximately 15 stockholders.

     Holders of Common Stock are entitled to one vote for each share owned on all matters submitted to stockholders to vote on. Holder of a majority of the shares of Common Stock are able to elect all of the directors. Holders of Common Stock are entitled to receive a proportionate amount of the dividends declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Relocate 411.com, Inc., the holders of Common Stock are entitled to receive a proportionate share of the net assets of Relocate 411.com, Inc. available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Relocate 411.com, Inc. may designate and issue in the future. There are no shares of preferred stock outstanding.

Registration Rights

     Certain securityholders of Relocate 411.com, Inc. are entitled to require Relocate 411.com, Inc. to register under the Securities Act of 1933, as amended, up to a total of approximately 10,230,000 shares of Common Stock including 5,115,000 shares of Common Stock issuable upon the exercise of Warrants pursuant to the terms of the Agreements. The Agreements provide that in the event Relocate 411.com, Inc. proposes to register any of its securities under the Securities Act at any time or times, the securityholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. In addition, certain securityholders have additional rights, subject to certain conditions and limitations, to require Relocate 411.com, Inc. to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares. Relocate 411.com, Inc. is generally required to bear the expenses of all such registrations.

Warrants

     Each Warrant issued pursuant to the Agreements entitles the holder thereof to purchase one share of Common Stock. The Warrants are exercisable at a price of $.75 per share until January 26, 2003. The Warrants are not redeemable by us.

     The exercise price and number of shares of Common Stock issuable on exercise of the Warrants are subject to adjustment to prevent dilution, in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of Relocate 411.com, Inc. Reference is made to the Warrant which has been filed as an exhibit to this Registration Statement for a complete description of the terms and conditions therein the description herein contained herein qualified in its entirety by reference thereto. The Warrant Holders do not have the right or privileges of holders of Common Stock.

Shares Eligible For Future Sale

     Presently, Relocate 411.com, Inc. will have outstanding 12,675,000 shares of Common Stock, not including 5,115,000 of Common Stock issuable upon exercise of the Warrants, all of which including the Shares being registered hereby are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. In addition, certain holders of the Restricted Shares are entitled to certain registration rights. See "--Registration Rights."

     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

     (i) one percent of the outstanding shares of Common Stock; or

     (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Relocate 411.com, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Relocate 411.com, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Olde Monmouth Stock Transfer & Trust Company, 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Relocate 411.com, Inc. by Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176.

                                     EXPERTS

     The audited balance sheet of Relocate 411.com, Inc. as of May 31, 2000, unaudited balance sheet as of July 31, 2000, and the related statement of operations for the period ended July 31, 2000 included in this Prospectus and Registration Statement to the extent indicated in their report, have been prepared by Liebman Goldberg & Drogin LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              AVAILABLE INFORMATION

     Relocate 411.com, Inc. has filed with the Commission a registration statement on Form SB-2 together with all amendments and exhibits thereto, under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit, each such statement being qualified in all respects by such reference. For further information with respect to Relocate 411.com, Inc. and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Relocate 411.com, Inc. is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                          Index to Financial Statements


                                                                         Page
                                                                         ----

For the period from December 19, 1997 (date of inception)
To May 31, 2000

Independent Auditors' Report                                              F-1

Balance Sheet                                                             F-2

Statement of Operations                                                   F-3

Statement of Stockholders' Equity                                         F-4

Statements of Cash Flows                                                  F-5

Notes to Financial Statements                                             F6-F10


For the Eight Months Ended July 31, 2000

Balance Sheet                                                             F-11

Statement of Operations                                                   F-12

Statement of Cash Flows                                                   F-13

Notes to Financial Statements                                             F-14

                 [LETTERHEAD OF LIEBMAN GOLDBERG & DROGAN LLP]

The Board of Directors and Stockholders
Relocate 411.Com, Inc.
(A Development Stage Company)


We have audited the accompanying balance sheet of Relocate 411.Com, Inc. (A Development Stage Company) as of May 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the six months then ended and the period from December 19, 1997 (date of inception) to May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Relocate 411.Com, Inc. (A Development Stage Company) as of May 31, 2000 and the results of its operations and cash flows for the six month period then ended and from December 19, 1997
(date of inception) to May 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in its development stage and is not generating cash from operations. As discussed in Note 7, it is necessary for the Company to meet its financing requirements on a continuing basis and to succeed in its future operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ LIEBMAN GOLDBERG & DROGAN LLP

Garden City, New York

July 12, 2000

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                  May 31, 2000

                                     ASSETS

Current Assets:
     Cash and cash equivalents                                      $ 1,216,238
     Note receivable                                                  1,117,602
     Other current assets                                                 4,084
                                                                    -----------
         Total current assets                                         2,337,924
                                                                    -----------

Fixed Assets:
     Computers and equipment                                             11,465
     Less: accumulated depreciation                                       1,771
                                                                    -----------
                                                                          9,694
                                                                    -----------

Other Assets:
     Organization expense - net of amortization                             280
                                                                    -----------
         Total other assets                                                 280
                                                                    -----------

         Total assets                                               $ 2,347,898
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Bank loan payable                                              $ 1,117,602
     Accounts payable, accrued expenses and taxes                        11,624
     Corporation taxes payable                                              625
                                                                    -----------
         Total current liabilities                                    1,129,851
                                                                    -----------


Stockholders' Equity:
     Preferred stock, $.0001 par value per share, 10,000,000
         shares authorized and -0- issued and outstanding                  --
     Common stock, $.0001 par value per share, 50,000,000
         shares authorized and 12,675,000 shares issued and
         outstanding                                                      1,268
     Additional paid in capital in excess of par value                1,355,555
     Deficit accumulated during the development stage                  (138,776)
                                                                    -----------
         Total stockholders' equity                                   1,218,047
                                                                    -----------

         Total liabilities and stockholders' equity                 $ 2,347,898
                                                                    ===========


                       See notes to financial statements.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                                    December 19,
                                                     Six Months        1997
                                                       Ended      (inception) to
                                                      May 31,         May 31,
                                                       2000            2000
                                                   ------------    ------------

Expenses:
     Salaries                                           105,479         105,479
     Professional fees                                   12,183          13,228
     Rent                                                10,000          10,000
     Office                                               8,998           8,998
     Payroll taxes                                        7,078           7,078
     Automobile expenses                                    704             704
     Contributions                                          100             100
     Insurance                                            6,382           6,382
     Miscellaneous                                        3,930           4,188
     Outside services                                       924             924
     Telephone                                              429             429
     Travel and entertainment                             1,055           1,055
     Depreciation and amortization                        1,811           1,811
                                                   ------------    ------------

         Total expenses                                 159,073         160,376
                                                   ------------    ------------

(Loss) during development stage                        (159,073)       (160,376)
                                                   ------------    ------------

Other income (expense):
     Interest income                                     23,970          23,970
     (Interest expense)                                  (1,745)         (1,745)
                                                   ------------    ------------

         Total other income                              22,225          22,225
                                                   ------------    ------------


(Loss) before income taxes                             (136,848)       (138,151)

Income tax expense                                          625             625
                                                   ------------    ------------
Net (loss)                                         $   (137,473)   $   (138,776)
                                                   ============    ============






                       See notes to financial statements.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                      For the six months ended May 31, 2000

                                                                                         Deficit
                                                                                       Accumulated
                                         Common Stock                   Capital          During
                                --------------------------------       in Excess      Development
                                    Shares            Amount           Par Value         Stage
                                --------------    --------------    --------------   --------------
Balance - December 1, 1998           5,000,000    $          500    $        2,073   $         --

Net (loss) for the year                                                                      (1,303)
                                --------------    --------------    --------------   --------------

Balance - December 1, 1999           5,000,000               500             2,073           (1,303)

Issuance of shares - private
    placement                        5,175,000               518         1,503,732

Relocate 411.Com, Inc.
    pre-merger shares                       66               250

Redemption of original shares       (4,100,000)                          (150,000)

Conversion in merger to                                                      (250)
    6,600,000 shares                 6,599,934

Net (loss) for the period                                                                  (137,473)
                                --------------    --------------    --------------   --------------
Balance - May 31, 2000              12,675,000    $        1,268    $    1,355,555   $     (138,776)
                                ==============    ==============    ==============   ==============




                       See notes to financial statements.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                     December 19,
                                                                    Six Months           1997
                                                                      Ended         (inception) to
                                                                      May 31,           May 31,
                                                                       2000              2000
                                                                  --------------    --------------
Cash Flows from Operating Activities:
Net loss                                                          $     (137,473)   $     (138,776)
Adjustment to reconcile net (loss) to net cash
    (used in) operating activities:
     Depreciation and Amortization expense                                 1,811             1,891
     (Increase) in interest receivable                                    (2,884)           (2,884)
     Increase in accounts payable and accrued expenses                    11,849            11,849
                                                                  --------------    --------------

         Net cash (used in) operating activities                        (126,697)         (127,920)
                                                                  --------------    --------------

Cash Flows from Investing Activities:
     Purchase of fixed assets                                            (11,465)          (11,465)

                                                                  --------------    --------------
         Net cash (used in) investing activities                         (11,465)          (11,465)
                                                                  --------------    --------------

Cash Flows from Financing Activities:
     Cash received from issuance of common stock                       1,504,250         1,504,250
     Additional paid in capital contributed by a former officer                              2,000
     Redemption of original shareholder                                 (150,000)         (150,000)
     Write off of deferred offering costs                                                     (927)
     (Increase) in loan receivable                                    (1,121,686)       (1,121,686)
     Proceeds from loan payable                                        1,117,602         1,117,602
                                                                  --------------    --------------

         Net cash provided by financing activities                     1,350,166         1,351,239
                                                                  --------------    --------------

Net increase in cash                                                   1,212,004         1,211,854

Cash - December 1,                                                         1,350             1,500
                                                                  --------------    --------------

Cash - May 31,                                                    $    1,213,354    $    1,213,354
                                                                  ==============    ==============

Supplemental Disclosures:
     Non cash issuance of 6,600,000 common shares of
         stock @ $.0001 par value per merger agreement            $         --      $         --
                                                                  ==============    ==============

     Income tax                                                   $          625    $         --
                                                                  ==============    ==============

     Interest paid                                                $         --      $         --
                                                                  ==============    ==============


                       See notes to financial statements.

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  May 31, 2000


Note 1  - Organization and Description of Business:

          Relocate 411.Com, Inc., formerly known as Stateside Fundings, Inc., was organized under the laws of the State of Delaware on December 19, 1997 and has adopted a fiscal year ending November 30th. The Company is considered a development stage company since it is devoting substantially all of its efforts to establishing a new business. Its planned principal operations have not yet commenced and there have been no revenues to date. The Company is developing a web site to be utilized in various real estate services such as relocation, listings of real estate sales or rentals, mortgage information and other real estate related information or content.

          On January 26, 2000, the stockholders of Relocate 411.Com, Inc., a New York Corporation completed a merger and stock exchange with Stateside Fundings, Inc., a Delaware Corporation. Contemporaneously, with the merger, Stateside issued 5,175,000 shares of its common stock in a private placement transaction, receiving net proceeds of $1,354,250. The net proceeds received were after a payment of $150,000 to redeem 4,100,000 shares of common stock from the founder of Stateside. As part of the merger, Stateside then issued 6,600,000 common shares to Relocate 411.Com, Inc. in exchange for the 66 shares held by the stockholders of Relocate.

          On January 27, 2000, Stateside (the surviving entity) filed a Certificate of Amendment changing their name to Relocate 411.Com, Inc.

Note 2 -  Summary of Significant Accounting Policies:

          Development Stage Activities and Operations:

          All costs incurred in development activities are charged to operations
          as  incurred.   The  Company  has  not  produced  any  revenues   from
          operations.

          Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  May 31, 2000


Note 2 -  Summary of Significant Accounting Policies (Continued):

          Fair Value of Financial Instruments:

          SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents, accounts receivable and notes payable approximates fair value.

          Impairment of Long-Lived Assets:

          The Company has not completed its evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.

          Fixed Assets:

          Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, which range from five to ten years. Depreciation expense for the six months ended May 31, 2000 is $ 1,811.

          Loss Per Common Share:

          The Company is authorized to issue 50,000,000 common shares with a par value of $.0001, and 10,000,000 preferred shares with a par value of $.0001.

          The Company has adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The statement was retroactively applied to the prior loss per share but did not have any effect.

          Basic loss per share was computed by dividing the Company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amount are antidilutive. The weighted average number of common shares used to calculate loss per common share during the six months ended May 31, 2000 was

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  May 31, 2000


Note 2 -  Summary of Significant Accounting Policies (Continued):

          Income Taxes:

          At May 31, 2000, the Company had approximately $139,000 of net operating loss carryforwards. The Company's deferred tax asset at May 31, 2000 relating to net operating loss carryforwards was approximately $61,000. A valuation allowance for this asset has been recorded. Accordingly, no tax benefit is reflected in the statements of operations.

          Concentration of Credit Risk:

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and a loan receivable. The Company's investment policy is to invest in low risk, highly liquid investments. However, it presently maintains cash balances that exceed federally insured limits. The Company has not experienced any losses in such account and does not believe it is exposed to any significant credit risk in its cash investment. Additionally, a significant portion of its assets represent a note receivable from a Company that has some common ownership. See Note 4 for a discussion regarding the note receivable and its collateralization.

          Organization Costs:

          Expenses incurred in connection with the formation of the Company have been capitalized and are being amortized over a period of five years on the straight-line method. The asset is shown net of amortization.

Note 3 -  Cash and Cash Equivalents:

          Cash includes a jumbo certificate of deposit in the amount of $1,117,602, which earns interest at the rate of 6.2% per annum. The Certificate of deposit has a maturity date of August 24, 2000.

          The Certificate of Deposit was used as collateral to borrow the same amount, which was then loaned to a Company with some common ownership.

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  May 31, 2000

Note 4 -  Note Receivable:

          On May 25, 2000, the Company loaned $1,117,602 to Teltran International Group, Ltd. Teltran is a publicly held company presently trading on the NASD OTC Bullentin Board, and some of its stockholders and officers own approximately 42% of Relocate. The loan matures November 25, 2000 with interest at 9 1/2% annually and is secured by a promissory note. The note has been secured by 600,000 shares each of common stock of Teltran and Antra Holdings Group, Inc. Antra is also a publicly held company traded on the NASD OTC Bullentin Board. Teltran owns the Antra shares which were acquired in April, 1999 when each company originally exchanged 2,000,000 shares of their common stock. Additionally, Teltran pledged its one share of Teltran Web Factory, Ltd. a wholly owned foreign subsidiary of Teltran.

          Teltran also issued 250,000 warrants exercisable from May 25, 2000 to May 24, 2005 to purchase Teltran common stock at a price of $1.10 per share.

Note 5 -  Bank Loan Payable:

          The bank loan  consists  of a short  term loan due to Chase  Manhattan
          Bank and is due August 25, 2000. Interest is payable at 9.5% per annum. The loan is collateralized by a jumbo CD. Reference is made to Notes 3 and 4.

Note 6 -  Commitments and Contingencies:

          The Company subleases office space, from a Company that has some common shareholders/officers expiring December 31, 2000. The sublease agreement renews automatically each year but there is no guarantee or requirement that the lease be renewed. Rent expense for the six months ended May 31, 2000 amounted to $10,000. The annual rental commitments for the year ended November 30 are as follows:

                           2004                            $ 12,000
                           2004                              24,000
                           2004                              24,000
                           2004                              24,000
                           2004 through 2011                170,000
                                                           --------
                                                           $254,000
                                                           ========

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  May 31, 2000


Note 7 -  Going Concern:

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As a development stage company, the Company has no revenue from operations and limited financing. The Company's continued existence is dependent upon its ability to meet its financing requirements on a continuing basis, and to succeed in its future operations. The financial statements do not include any adjustments that might result from this uncertainty. Management is in the process of finalizing the development of its websites and other operating plans.

Note 8 -  Stock Option Plan:

          In January, 2000, the Board of Directors adopted a stock option plan whereby the Company is authorized to issue up to 5,100,000 incentive stock options and non-qualified stock options to purchase common stock to be granted to employees, consultants to the Company and board of directors of the Company who provide services to the Company. To date, no options have been granted. The future exercise price is 110% of the fair market value on the date of grant.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                  July 31, 2000

                                     ASSETS

                                   (UNAUDITED)

Current Assets:
     Cash and cash equivalents                                      $ 1,153,185
     Interest receivable                                                 12,688
     Loan receivable                                                  1,137,042
     Loan receivable - employee                                             400
                                                                    -----------

         Total current assets                                         2,303,315
                                                                    -----------

Fixed Assets:
     Machinery and equipment                                             11,465
     Less: accumulated depreciation                                      (2,341)
                                                                    -----------
                                                                          9,124
                                                                    -----------

Other Assets:
     Organization expense - net of amortization                             267
                                                                    -----------
         Total other assets                                                 267
                                                                    -----------

         Total assets                                               $ 2,312,706
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Bank loan payable                                              $ 1,117,602
     Accounts payable, accrued expenses and taxes                        35,319
     Corporation taxes payable                                              625
                                                                    -----------
         Total current liabilities                                    1,153,546
                                                                    -----------


Stockholders' Equity:
     Preferred stock, $.0001 par value per share, 10,000,000
         shares authorized and -0- issued and outstanding                  --
     Common stock, $.0001 par value per share, 50,000,000
         shares authorized and 12,675,000 shares issued and
         outstanding                                                      1,268
     Additional paid in capital in excess of par value                1,355,555
     Deficit accumulated during the development stage                  (197,663)
                                                                    -----------
         Total stockholders' equity                                   1,159,160
                                                                    -----------

         Total liabilities and stockholders' equity                 $ 2,312,706
                                                                    ===========


                       See notes to financial statements.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                                   (UNAUDITED)

                            STATEMENTS OF OPERATIONS


                                                                    December 19,
                                                  Eight Months         1997
                                                     Ended        (inception) to
                                                    July 31,         July 31,
                                                      2000            2000
                                                 -------------    -------------

Expenses:
     Amortization expense                        $          53    $         133
     Automobile expenses                                   704              704
     Contributions                                         100              100
     Depreciaiton                                        2,340            2,340
     Insurance                                           6,901            6,901
     Travel and entertainment                            5,562            5,562
     Miscellaneous                                       1,105            1,286
     Office                                              8,969            8,969
     Outside services                                      924              924
     Payroll taxes                                       9,387            9,387
     Postage                                                29               29
     Professional fees                                  44,988           46,031
     Rent                                               14,000           14,000
     Salaries                                          134,179          134,179
     Telephone                                             540              540
                                                 -------------    -------------
         Total expenses                                229,781          231,085
                                                 -------------    -------------

(Loss) during development stage                       (229,781)        (231,085)
                                                 -------------    -------------
Other income (expense):
     Interest income                                    53,487           53,487
     (Interest expense)                                (19,440)         (19,440)
                                                 -------------    -------------

         Total other income (expense)                   34,047           34,047
                                                 -------------    -------------
(Loss) before provision for income taxes              (195,734)        (197,038)

Provision for income taxes                                 625              625
                                                 -------------    -------------
Net (loss)                                       $    (196,359)   $    (197,663)
                                                 =============    =============
Net (loss) per common share based upon
     10,186,885 (weighted average) shares        $       (0.01)   $       (0.01)
                                                 =============    =============


                       See notes to financial statements.

                              RELOCATE 411.COM, INC
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                   December 19,
                                                                  Eight Months         1997
                                                                     Ended        (inception) to
                                                                    July 31,         July 31,
                                                                      2000            2000
                                                                  ------------    ------------
Cash Flows from Operating Activities:
Net loss                                                          $   (196,359)   $   (197,663)
Adjustment to reconcile net (loss) to net cash
    (used in) operating activities:
     Depreciation and Amortization expense                               2,393           2,474
     (Increase) in interest receivable                                 (12,688)        (12,688)
     Increase in accounts payable and accrued expenses                  35,544          35,544
                                                                  ------------    ------------

         Net cash (used in) operating activities                      (171,110)       (172,333)
                                                                  ------------    ------------

Cash Flows from Investing Activities:
     Purchase of fixed assets                                          (11,465)        (11,465)

                                                                  ------------    ------------
         Net cash (used in) investing activities                       (11,465)        (11,465)
                                                                  ------------    ------------

Cash Flows from Financing Activities:
     Cash received from issuance of common stock                     1,504,250       1,504,250
     Additional paid in capital contributed by a former officer           --             2,000
     Redemption of original shareholder                               (150,000)       (150,000)
     Write off of deferred offering costs                                 --              (927)
     (Increase) in loan receivable                                  (1,137,442)     (1,137,442)
     Proceeds from loan payable                                      1,117,602       1,117,602
                                                                  ------------    ------------

         Net cash provided by financing activities                   1,334,410       1,335,483
                                                                  ------------    ------------

Net increase in cash                                                 1,151,835       1,151,685

Cash - December 1,                                                       1,350           1,500
                                                                  ------------    ------------

Cash - July 31,                                                   $  1,153,185    $  1,153,185
                                                                  ============    ============

Supplemental Disclosures:
     Income tax                                                   $        625    $        625
                                                                  ============    ============

     Interest paid                                                $     19,440    $     19,440
                                                                  ============    ============


                       See notes to financial statements.

                             RELOCATE 411.COM, INC.
                   FORMERLY KNOWN AS STATESIDE FUNDINGS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  July 31, 2000


Note 1 -  Basis of Presentation:

          The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments considered necessary for a fair presentation have been included. These adjustments were considered usual and normal in nature. For the period ended July 31, 2000, the Company had no operational activities other than the preparation of the information that will appear on the website and the development of that website. For further information, refer to the financial statements and footnotes included in the Company's registration statement on Form 10-SB.

Note 2 -  Note Receivable:

          On May 25, 2000. the Company loaned $1,117,602 to Teltran International Group, Ltd. Teltran is a publicly held company presently trading on the NASD OTC Pink Sheets, and some of its stockholders and officers own approximately 42% of Relocate. The loan matures November 25, 2000 with interest at 9 1/2% annually and is secured by a promissory note. The note has been secured by 600,000 shares each of common stock of Teltran and Antra Holdings Group, Inc. Antra is also a publicly held company traded on the NASD OTC Pink Sheets. Teltran owns the Antra shares which were acquired in April 1999 when each company originally exchanged 2,000,000 shares of their common stock. Additionally, Teltran pledged its one share of Teltran Web Factory, Ltd. a wholly owned foreign subsidiary of Teltran.

          Teltran also issued 250,000 warrants exercisable from May 25, 2000 to May 24, 2005 to purchase Teltran commons tock at a price of $1.10 per share.

Note 3 -  Bank Loan Payable:

          The bank loan  consists  of a short  term loan due to Chase  Manhattan
          Bank and is due August 25, 2000. Interest is payable at 9.5% per annum. The loan is collateralized by a jumbo CD.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Other Expenses of Issuance and Distribution.

     Relocate 411.com,  Inc. estimates that expenses payable by it in connection
with  the  offering  described  in  this  registration   statement  (other  than
underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee ...........   $2,700.72
Blue Sky fees and expenses (including legal and filing fees) ..   $
Printing Expenses (other than stock certificates)..............   $
Legal fees and expenses .......................................   $
Accounting fees and expenses ..................................   $
Miscellaneous expenses ........................................   $

         Total ................................................   $

(1) All amounts except the Securities and Exchange Commission registration fee are estimated.

     Relocate 411.com, Inc. will pay all expenses of registration of the shares being sold by the Selling Shareholders, excluding fees and expenses of counsel, if any, to the Selling Shareholders, any commissions, discounts or concessions, and transfer or other taxes, which shall be borne by the Selling Shareholders.

Item 25. Indemnification of Directors and Officers

     Articles VII of Relocate 411.com, Inc.'s Articles of Incorporation provides that Relocate 411.com, Inc. may, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

     A director of Relocate 411.com, Inc. shall not be personally liable to Relocate 411.com, Inc. or its shareholders for damages for any breach of duty in his or her capacity as a director, unless a judgment or other final adjudication adverse to him or her establishes that (x) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or
(y) he or she personally gained in fact a financial or other advantage to which he or she was not legally entitled or (z) his or her acts violated Section 719 of the Business Corporation Law.

     Articles VII of Relocate 411.com, Inc.'s Articles of Incorporation provides that a director or officer of Relocate 411.com, Inc. shall not, in the absence of fraud, be disqualified from his or her office by dealing with or contracting with the Company as vendor, purchaser or otherwise. In the absence of fraud, no transaction, contract or act of Relocate 411.com, Inc., the Board of Directors, the Executive Committee of the Board of Directors, or any other duly constituted committee, shall be void, voidable or affected by reason of the fact that any director or officer of Relocate 411.com, Inc., or any firm of which any director or officer of Relocate 411.com, Inc. is a member, or any corporation of which any director or officer of Relocate 411.com, Inc. is an officer, director, or shareholder, is in any way interested in the transaction, contract or act, if either: (i) the fact of such common directorship, officership, or financial or other interest is disclosed or known to the Board of Directors or the Executive Committee, and the Board of Directors or the Executive Committee approves the transaction, contract or act by a vote sufficient for such purposes without the vote of such interested director, if any; provided that any such director may be counted in determining the presence of a quorum at any such meeting of the Board of Directors or the Executive Committee; or (ii) the fact of such common directorship, officership or financial or other interest is disclosed or known to the shareholders entitled to vote on the transaction, contract or act and the transaction, contract or act is approved by vote of the shareholders entitled to vote thereon, whether or not the Board of Directors or the Executive Committee has approved the transaction, contract or act. Any such transaction, contract or act which is ratified by a majority in interest of a quorum of the shareholders of Relocate 411.com, Inc. having voting power at any annual or special meeting called for such purpose, shall, if such common ownership or financial or other interest is disclosed in the notice of the meeting, be valid and as binding as though approved or ratified by every shareholder of Relocate 411.com, Inc., except as otherwise provided by the laws of the State of New York.

Item 26. Recent Sales of Unregistered Securities


     In January, 2000, Relocate 411.com, Inc. issued (i) 5,115,000 shares of Common Stock to 10 "accredited investors" and (ii) 5,115,000 Warrants to purchase 5,115,000 shares of Common Stock at an exercise price of $.75 per share (the "Private Placement").

     In issuing such securities, Relocate 411.com, Inc. relied on the exemption provided by Rule 506 of Regulation D promulgated under the Securities Act.

Item 27. Exhibits

Exhibit
Number      Description of Exhibit
------      ----------------------

3.3         Bylaws

4.1*        Specimen Certificate of Relocate 411.com, Inc.'s Common Stock

4.2         Form of Warrant

4.3         2000 Employees and Consultants Stock Option Plan

5.1 Opinion of Grushko & Mittman as to the legality of the securities being registered

10.1 Employment Agreement between Relocate 411.com, Inc. and Darrell Lerner effective as of January, 2000

10.2        Employment  Agreement  between Relocate  411.com,  Inc. and Byron R.
            Lerner effective as of January, 2000

10.3 Employment Agreement between Relocate 411.com, Inc. and Barry Manko effective as of January, 2000

10.4 Loan and Securities Purchase Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

10.5 Secured Note made by Teltran International Group, Ltd. to Relocate 411.com, Inc.

10.6 Stock Pledge Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

10.7 Charge Over Share Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

23.1 Consent of Liebman Goldberg & Drogin, LLP, Independent Certified Public Accountants

23.2        Consent of Grushko & Mittman (included in Exhibit 5.1)

27.1        Financial Date Schedule

----------
* To be filed by amendment


Item 28. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 21, 2000.

                                        RELOCATE 411.COM, INC.



                                        By:  /s/ Darrell Lerner
                                             --------------------------------
                                                 Darrell Lerner
                                                 President and Director


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this SB-2 Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Darrell Lerner                      9/21/00
-------------------------------     ---------------       President and Director
DARRELL LERNER                      Date



/s/ Byron R. Lerner                     9/21/00
-------------------------------     ---------------       Vice-President
BYRON R. LERNER                     Date                  and Director

                                INDEX TO EXHIBITS

Exhibit
Number               Description of Exhibit
------               ----------------------

3.3         Bylaws

4.1*        Specimen Certificate of Relocate 411.com, Inc.'s Common Stock

4.2         Form of Warrant

4.3         2000 Employees and Consultants Stock Option Plan

5.1 Opinion of Grushko & Mittman as to the legality of the securities being registered

10.1 Employment Agreement between Relocate 411.com, Inc. and Darrell Lerner effective as of January, 2000

10.2        Employment  Agreement  between Relocate  411.com,  Inc. and Byron R.
            Lerner effective as of January, 2000

10.3 Employment Agreement between Relocate 411.com, Inc. and Barry Manko effective as of January, 2000

10.4 Loan and Securities Purchase Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

10.5 Secured Note made by Teltran International Group, Ltd. to Relocate 411.com, Inc.

10.6 Stock Pledge Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

10.7 Charge Over Share Agreement between Relocate 411.com, Inc. and Teltran International Group, Ltd.

23.1 Consent of Liebman Goldberg & Drogin, LLP, Independent Certified Public Accountants

23.2        Consent of Grushko & Mittman (included in Exhibit 5.1)

27.1        Financial Date Schedule

----------
* To be filed by amendment